Exhibit 99.1

Jefferies 2026 Annual Investor Meeting

Rich Handler, CEO

Good morning, everybody. Welcome to our Investor Day at Jefferies. My name is Rich Handler, the CEO. I'm going to give you a very brief overview of our Company today and how we see the future, followed up by Brian, who's going to put a little more detail in it. But the lion's share of the specifics will be given by our leadership team, which we're very proud of, and then we'll all be available for a question and answer afterwards.

The thing I'm hoping – the two things I'm hoping – that people will take away from the meeting today is something that our whole leadership team is very well aware of. First, the strength and scale and scope and capabilities of Jefferies today is something we think is incredibly unique and perhaps not fully understood. We hope to flesh that out a little bit more.

And, more importantly, the opportunity in the future going forward allows us, with the scale and the scope we believe, to continue to grow and invest, but also bring even more profits to the bottom line. And I think we'll talk a little bit today about how we're going to do that. Having been at Jefferies since 1990 – it's a long time – we've been very consistent in both our strategy and our objectives. Our objective has always been to build the best world-class full service global investment bank.

And our strategy has always been incredibly consistent as well. There's a handful of things that we have prioritized and we continue to prioritize. First and foremost is our clients. This is true, and a lot of firms say this, but a lot of firms don't have the DNA wrapped throughout the entire organization to really be there for clients both in good times and bad times.

The second thing that we've been consistent with doing in terms of strategy is to invest in our human capital and our people and create an environment where people are empowered. They lead with honesty and integrity and they have a long-term time horizon and a team focus. It is prevalent throughout our entire organization. It's enabled us to get to where we are today. We are incredibly flat. Even with our growth that we are today, we're still relatively incredibly flat. And we're entrepreneurial.

And those two factors are really a secret weapon that allows us to compete against the largest companies and competitors in the world. You'll see today, through some of our slides, we have and always will lead through ideas and content and the ability to have truly unique execution. We have always had a focus on the long term, you've heard that through prior investor days, with a keen sense of urgency.

And that balance has allowed us to navigate some very complicated markets and complicated situations, but it's always done well by us. We also are a firm that has consistently made sure we protected all stakeholders throughout the organization. Be it shareholders, bondholders, everyone who touches Jefferies, it's important for us to know that they have our commitment to protect them throughout the various market cycles.

And finally, our strategy being consistent. We've always wanted to build a company that had purpose, that was important, and was bigger than just the pure nuts and bolts of operating an investment bank. I'd like to remind everyone in this room, both fellow shareholders, the analysts that cover us, and people on the phone, we're not just a management team at Jefferies. We are also your partners in ownership. If you look at the senior leadership, the rest of the employees, our joint venture partners, you add that up in aggregate, in our Board, you add up in aggregate of the 250 million fully diluted shares at Jefferies, we own 100 million shares of that stock. So, as a result, we are incredibly aligned, both in the good and for sometimes the not so good. There's a couple of things when you have that kind of ownership, that in that alignment, that really are important. And I always tell our people, when your stock is high, you're not as smart as you think you are. And when your stock is low, you're not as dumb as you think you are. It doesn't feel that way on both extremes, but that's the reality of the truth. We care deeply about our shareholders. When our stock is at attractive prices, we will buy our stock back in. It was [part of] the 8-K this morning. In the last couple of weeks, we bought in [approximately 2.7] million shares, roughly another over another 1% at very attractive prices.

In the last nine, I guess ten months of calendar 2006, we [have] either given dividends or purchased back stock approaching 11% of our tangible book value. If you go back historically, last five years, it's close to 4 billion. In the last seven years, it's over 5 billion or 44% or 70% historically. So, we have been able to take advantage in targeted situations where we think the market is not understanding basically our story.

I hope from today's presentation you all also get – it's going to be slightly different, the tone is going to be slightly different – and there's two points I want to make in that, or actually a few points I want to make in regard to that. And I say this without any arrogance and recognizing how fragile everything in the world is. But every one of our shareholders should understand what we all understand today: Jefferies has reached critical mass as a world- class institution.

And I shudder saying that because it jinxes you. But the fact of the matter is the scale and scope and capabilities and the geographical footprint are basically second to only a handful of the largest banks on the planet in our industry. It's a remarkable accomplishment that I couldn't thank our team more for actually getting us to this point.

The quality and breadth of our human capital, the people that are touching our clients and the people who are supporting our people to touch our clients, I would put them on par against anyone in the industry. The client base that we have today, and this is someone who's been here for a very long time and watched the clients, you know, the type of clients evolve over the decades. We are in an incredibly envious position.

These are the most sophisticated, most important, largest, middle, small, across the board, all geographies. We are their partners. We are their trusted partners. And that is an advantage that we have never really had throughout our organization in our history.

And I would also just say that, despite the fact that we're constantly building, constantly building, and I'm not going to declare victory, our brand as an organization is actually becoming a major advantage for our Company for the first time since I've been here. So, what does this mean for our future? We're always going to invest in our people, in our Company, the way we have historically. That's not going to change.

However, we think we're in a position to actually be able to start bringing even more profits to the bottom line. And a lot of what you're going to hear today is how we're going to do it. I'll just give you a little bit of an overview. First off, we think we're at the tail end. We've been saying this for a while, but we are very selective. We want to optimize all value.

We're at the tail end of approaching cleaning up the remainder of the merchant bank – and cleaning up is not the right word – just monetizing and actually simplifying the story and redeploying that capital. I think you'll see that in the foreseeable future. I think our heavy investment in human capital, while we'll keep investing, we made the lion's share when the market was really tough.

And I think you'll see the beginning of the peak of the hiring and the expensing of the stock to get us to this position. I think that point has passed. Still, we will have targeted hiring and specific ideas. There will always be opportunistic when the right thing comes along. But the lion's share of the group hires. I think when you say you're at critical mass, it goes with the fact that you don't have to do the mass hires that we've had before.

Matt will talk a little bit about it, but I think you'll see comp leverage and operating leverage, you know, come move in the right direction. I think Brian will talk a little bit about our asset management in terms of how we'll basically hopefully close [Hildene], it looks like the first quarter of next year dealing with the regulatory process. But once we do that and the capital we've redeployed from asset management into Hildene. In Hildene, once we redeploy that capital, we'll wind up having a more consistent and more predictable EBITDA from our asset management business, in addition to the other assets that we have in that group. I also add that, in terms of bringing more consistent earnings and profitability, it'll basically be the SMBC joint venture. You'll hear more about that as well. We are extremely excited with the progress that we're making there.

Our joint venture in Japanese equities will basically be started in early January, and I think that will contribute and show the template of what we're able to do with SMBC and take it to a different level. There are so many levers that you're going to see in terms of our ability to bring more to the bottom line and take advantage of our position that I think you'll understand why our whole organization is incredibly excited about where Jefferies is today.

And as you go through and listen to the slides of our various people, just step back for a second and think of where Jefferies came from and where we are in each of our relative businesses. And I think if you see that, you'll understand why we're so excited today to be at our firm. With that, I'll hand it over to Brian.

Brian Friedman, President

Well, I'll start and see where we get to. I'll take what Rich said a little further, which is that there is no firm like Jefferies. Often, we'll meet with people and they'll talk about, you know, I'm looking for a firm like Jefferies. In the old days, I used to take them on and say, name two. Today, you couldn't name one. The firm that's been built here is distinct in that it is the Wall Street Ideas firm.

It is, as Rich said, the content firm. We’re the firm that gets up in the morning to make a difference for our clients in the way they think, in the actions that they will take, in the way they look at their business, in the way they look at their investment opportunities. We're in a position today where we really believe we have the best research team. We believe we have the best sales and trading team, particularly with focus on what we're trying to accomplish as a firm.

We believe we have the best sector investment bankers, the best M&A and corporate finance professionals. We believe that across the board, we've evolved from a firm that was built to be a leader in the middle market to a firm that is a leader broadly. We've shown versions of this before, which is to step back from the moment. And we're not going to, as Rich said, we're not going to shirk the moment. We're going to deliver better and better results in the near term.

But if you step back, you see the scale of what we're accomplishing. That last column takes our most recent 12 months and simply says, let's assume that continues for the rest of the decade. We like to believe we're going to do better than that, and it shows it on the bottom line. And about the only question in my mind is, will we be able to do this again in the 2030s? And I'm not sure there's any reason we can't. There is still a lot of opportunity that we are yet going to pursue.

This was a slide that we used two years ago, and we thought it was worthwhile to go back and look at what we said and compare it to what has actually happened. So this goes back to give or take two years ago today when a $6 billion business was number six in M&A and ECM. The ROTE was at 10%. The earnings was a little over a half a billion on a trailing 12 basis. And we suggested that we could continue. We suggested that we would be able to broaden and deepen our business.

We would be able to grow our market position, and that we also saw a healthier market developing. Today, trailing 12 months, you can see that our net revenue is up by over a third. You can see our net earnings are up by almost two-thirds. You can see that the ROTE is up by over 300 basis points. And we'll talk in a little bit about the upside that we see in return and in earnings per share. We're now number five in M&A and ECM.

Very noteworthy is that the number of MDs in investment banking has moved only modestly from 364 to 376. So apropos what Rich said before about the largest part of our gaining this next position in the market and in the world is significantly achieved. It doesn't mean that someday we won't have 500 MDs in investment banking. It doesn't mean this business can't grow to be $12 billion, $15 billion, and even $20 billion. But we've accomplished a lot and as we're going to go into some detail, it's now about seeing the opportunity to deliver leverage to our bottom line.

Last year we again talked about our ability to drive our position, realize the maturation, continue the market share gains and expand our margin. And again, in fact, our investment banking, and this is one year of progress, went from 3.6 billion of total revenues to 4.7, advisory from 2.1 to 2.7, our equities business from 1.8 to 2.3, and our equities market share from 5 to 5.3. This is real progress. And what I would note to you because you read articles about Jefferies, and I sometimes wonder what firm they're talking about.

We made the claim two years ago, one year ago, and arguably five and 10 years ago that we would drive Jefferies through the growth of our investment banking as the leading business. Over the last couple years, we've been clear that the opportunity to grow our equities business at a meaningful pace had developed. We didn't highlight here our Fixed Income or our Asset Management.

Not that we don't believe, but we know that it's going to take a bit of time and we knew it was going to take 2026 and probably 2027 for our fixed income business in particular to pick up the opportunity of real interest rates, pick up the opportunity of greater complexity, and begin to develop and grow again. Very much similar to our equities business, aligned with our strategy across the firm, and particularly in investment banking and that partnership across equities and fixed income on the one hand, and investment banking on the other, is a critical part of our strategy, a critical part of our opportunity. We bring the best ideas, we bring outstanding execution, and we bring all of Jefferies to our clients and we try to leverage across the firm.

You're going to hear from our business leaders, and I'm not going to get into the detail here, but there are drivers across each element of our business, there is nothing more exciting than to see the breadth and depth of what is happening, what will happen and the results that can come from it. I'm going to talk about that in just a moment. But we see opportunity continuing in investment banking and equities.

We see ourselves having modestly bottomed and the difference between this year and last year is very slight. In fixed income and in asset management, we see whatever has hobbled us as being all but in the rear view mirror. Not to say that we have absorbed every element of it, but it remains meaningfully absorbable. It's not going to get in the way of our progress, it's not going to get in the way of opportunity.

And as Rich mentioned, with our moving forward, as we said a year ago, to reduce the capital that's otherwise deployed in historic strategies and move it into Hildene, we will enter 2027, when we close the Hildene transaction in the first quarter, with a meaningfully better mix of asset management business and a more consistent and more durable result. All of this is going to translate as it has in 2026, in better return and better earnings per share.

That will continue, we believe, into 2027 and beyond. As you saw with the headcount of MDs in investment banking, the headcount growth has largely subsided and this will lead to the comp leverage that we've all waited for.

Similarly, and Matt will go into some of the detail and some of the math, we are already seeing leverage in our non-comp expense base and we see that continuing. As Matt will also review tech and AI, both offensively and from a cost control and cost reduction perspective, are operating everywhere in Jefferies from the front office to the support side and this will help further drive our productivity in compensation and in operating expense, as well as in our revenue.

Finally, as Rich mentioned, we recently completed, or in the process actually of completing, we signed up the sale of two residual businesses in the merchant bank. Where historically there was meaningful upside, more recently it's been about reducing the cost of operating these two businesses that have dragged our earnings for the last year or two. That drag is going to go away and there'll just be an absolute uptick coming from that.

And Matt will get into the detail.

Overall, this all comes together with optimism in our view as to the return that we can deliver in 2027, 2028 and beyond. As we see the upside growth across the platform very much still ahead of us. And at the same time we see efficiency and changes in circumstance accelerating the result on the bottom line. Just as it has accelerated in the last two years, we see that continuing. I will turn it over to our Chief Financial Officer, Matt Larson.

Matt Larson, CFO

Okay, thank you, Brian. As Rich and Brian have discussed, Jefferies is meaningfully invested in our people, our global capabilities and our technology to achieve the momentum in our business. Today, I'll focus on how those investments are translating into strengthening financial results and what they tell us about our earnings power going forward.

Our financial results over the last 12 months have been strong with net revenues of $8.5 billion, net earnings over $935 million, and a return on tangible equity of 13.1%, each representing a materially stronger level of performance. Investment banking and capital markets now represent over 90% of our current revenues.

Consistent with our strategy to grow our core businesses and exit legacy merchant banking assets. Our revenue base has expanded. The quality of our earnings has improved through greater contribution from client driven investment banking fees and equities commissions. Importantly, our investment banking capital markets businesses are beginning to realize meaningful margin expansion as revenues at these levels and beyond can increasingly be supported by our existing platform.

Underpinning all of this is a strong financial capital position with a simple and liquid balance sheet and it allows us to support our clients, invest in further growth and return excess capital to shareholders. You can see here how the composition of our revenues has changed as Jefferies has grown. Since 2019, approximately 87% of our net revenue growth has come from investment banking fees and equities commissions which now account for over 70% of our overall firm revenues.

Investment banking fees have increased as we've expanded the breadth, quality and productivity of our global team. Equities commissions revenues have grown as we've meaningfully expanded our cash and electronic trading businesses through deepened client relationships, best in class execution, and an expansion of our global presence.

Principal transaction revenues have also grown as we prudently grow our prime services and corporate derivative solutions businesses, which you'll hear more about from Pete Forlenza shortly, and which are comparatively lower risk due to the liquidity of the underlying assets.

There remains meaningful opportunity ahead. Our investment banking business has great momentum and continues to gain market share. Our equities platform continues to scale globally and as the revenue base grows, we're seeing the benefits of that scale translate into expanded profitability. For the next couple slides, I'll focus on our investment banking and capital markets segment as that's been our primary strategic focus and as I mentioned earlier, makes up over 90% of our net revenues.

Our benchmark here is 2023 because it's the first year for which publicly disclosed segment information is available under our current reporting framework. [Since 2023], revenues on our investment, banking and capital markets segment have increased 74% from $4.5 billion to $7.8 billion.

Over the same period, pre-tax profit has increased over 150% from $500 million to approximately $1.3 billion, increasing the segment's pre-tax margin from 11% to over 16%, representing an almost 50% improvement. Put differently, profit growth since 2023 has outpaced revenue growth by a factor of two times, producing a pre-tax margin of 23% on incremental revenues. This demonstrates the earnings power of our core business when a world class team, market opportunity, create strategic partnerships and focus investment in our underlying infrastructure come together.

Last year I discussed how we'd invested in our infrastructure, technology and operating platforms to support growth and how we believe the investment would pay future dividends, with respect to margin expansion, through non compensation expense operating leverage. We began to see the benefits over the last 12 months and we expect more ahead. We believe our underlying non compensation expense base is best assessed using an adjusted non compensation ratio which excludes brokerage and clearing expenses as they're substantially variable with the related revenues.

By netting down both revenues and expenses by these costs, it provides a clearer view of our fixed and less variable operating expense base and the incremental margins generated by growth. Since 2023, adjusted net revenues in investment banking and capital markets segment has increased by 75% from $4.2 billion to $7.3 billion, while adjusted non comp expenses have increased only 37% from $1.3 to $1.7 billion.

As a result, our adjusted non comp ratio has declined from 30% to 24% with an incremental [adjusted] non compensation ratio on incremental revenues of only 15%. Importantly, this isn't a story about reducing investment. We continue to invest where we see opportunities to strengthen our business, support our clients and improve our capabilities. Rather, it's a reflection that much, not all, of the technology, infrastructure and operating costs required to support a significantly larger business, are already embedded in our non compensation expense base and we believe there's opportunity to continue to achieve meaningful margin expansion as our opportunity grows.

Our momentum, client opportunity and resulting global business growth have resulted in our balance sheet growing modestly. While it has grown, we've maintained the same risk discipline we've always had, and our tangible gross leverage remains within a range we consider appropriate for our business. Additionally, Level 3 assets remain approximately 3% of financial instruments owned, which is a level we've maintained for many years. Using our balance sheet to support clients is important, but we understand as a limited resource and something we watch closely. As we grow the firm, our principles remain the same: support clients, capture opportunities where they make sense for us, and maintain the risk discipline that's characterized Jefferies for many years.

Our approach to capital allocation remains disciplined and consistent, balancing meaningful return to shareholders with maintaining the strong capital position needed to invest in and grow our business.

Since November of 2018, we've returned approximately $6.4 billion of capital to shareholders, representing approximately 79% of our tangible book value at the beginning of that period. And as Rich mentioned, over $925 million will have been returned in the current year. We've done that through a balanced approach of opportunistic share repurchases and recurring dividends. Since late 2018, we've increased our annual dividend five times and have returned $11.23 per share through cumulative dividends and special dividends. Our share repurchases have contributed to a net reduction in fully diluted shares outstanding of approximately 24%. Importantly, we've achieved that while continuing to invest in talent, technology and global expansion, demonstrating our ability to simultaneously invest for growth and return capital to shareholders.

And finally, AI. Our approach to AI is measured, practical and business led. We're focused on use cases that improve our ability to serve clients through new ideas, execution and overall engagement. We're also focused on employees and process productivity, supported by the same governance and financial discipline we apply to other significant investments. The objective isn't simply broad AI usage, but rather delivering measurable value creation, and we're beginning to see it now.

Over the past 12 months, our efforts have accelerated and we've begun to deliver real solutions that are increasingly driving meaningful outcomes. I'll briefly highlight some select examples so you can get a sense for the breadth of our efforts, but note its an area where we're accelerating and believe [will be] an increasingly meaningful driver of operating leverage.

Likely the most impactful area for AI progress is in our technology teams and how they approach development. Tools like Claude Code and others are meaningfully improving the speed and quality of delivery of new products that support our teams and clients globally. Our cybersecurity team is using AI in a variety of ways to help with faster and more sophisticated defenses against an always changing cyber threat landscape.

We're now able to analyze incidents with help from AI agents, which has reduced the mean time to resolution by over 30%. In investment banking, we've now equipped 100% of our approximately 1,900 investment banking professionals with an AI operating system and are seeing benefits in productivity helping to support our global growth. In ECM, we've developed an AI based framework called JefView that helps our teams ensure we've considered and captured the best opportunities for our clients by evaluating vast volumes of data and having AI tools look for things our teams might alone have missed. In our trading businesses, we have agents evaluating market trends and trade ideas as well as AI tools ensuring accurate trade capture and minimizing downstream breaks. In operations, our AI tools evaluate trades in real time, predicting funding requirements for things like DTC and NSCC margin, as well as automatically identifying and proposing necessary corrections for trade breaks. Our research teams are using AI enabled tools to synthesize expert insights and to help produce in depth analysis. Agents track market shifts, validate investment theses and develop predictive signals based on management commentary.

Overall, the use of AI improved the speed of production and quality of content. In [Market]Risk, our teams have gained meaningful insights and productivity gains by querying data in natural language, helping them to understand changes in various risk metrics and overall P&L drivers. These are just a few in a growing list of opportunities, and I expect 2027 will be another significant step forward.

There's a lot to be excited about with the insights, productivity games and future opportunities to better support our clients.

[To conclude,] we've built a broader and more capable Jefferies, improved the quality and durability of our revenues and have begun to meaningfully drive operating leverage in our core business. We have the capital, liquidity and balance sheet to support further growth and drive future profitability.

With that, I'll turn it over to my partners in investment banking, starting with Andrea Lee.

Andrea Lee, Co-Head of Global Investment Banking and Chairman of FIG

Thank you, Matt. Over the years we've shared with you the journey of building Jefferies into one small handful of leading global investment banks through relentless investment in our people, our capabilities and our global platform. Today we are in an exceptional position with significant opportunities still ahead of us.

The slide behind me puts some numbers around both the scale of the franchise we have built and the consistency of our progress. Today we have 376 investment banking managing directors doing business in over 60 countries from offices across 24 countries. We ranked number six globally in overall investment banking with only the five largest US banks ahead of us. In global M&A and ECM, we ranked number five and number six respectively. What's particularly important is how we got here.

A rise to this position is not the result of one sector, one product, one exceptional year, or one favorable market environment. It reflects a focused strategy pursued consistently over decades, expanding our relevance with clients, building greater scale across our franchise and earning a larger role with the world's most important companies, sponsors and investors.

And that progression is significant because it demonstrates the durability of our strategy and the strength of the franchise we have built. We have the reach, capabilities and market relevance of a truly leading global investment bank while preserving the intensity, agility and entrepreneurial mindset that have always distinguished Jefferies. And that combination gives us tremendous confidence in what comes next.

We are operating from the strongest foundation in our history and we believe our current momentum should propel us firmly into the top five in the near future. And with that, I'll turn the presentation over to my partner Raphael Bejarano to discuss in more detail our strategy, how we achieve this transformation, and the metrics that demonstrate our relative industry standing.

Raphael Bejarano, Global Head of Investment Banking and Capital Markets

As many of you and our clients have observed over the past six years, our investment bank has gone through a rapid transformation from a predominantly middle market, domestic, US focused firm to a global tier one full service investment bank. That transformation has been effected through three primary pillars.

First, a concerted effort to attract a much larger team of truly preeminent talent across every sector and every product and indeed extending into sales, trading and research so that we have the complete team for our clients across the board.

Second, building this out across every country or economic region that matters. From Milan to Abu Dhabi to Mumbai to Jakarta to Sydney and beyond, we have arguably the number one team in any given region.

Third, through our partnerships with SMBC and MassMutual, we have transformed our firm into effectively a bulge bracket offering that extends from the best talent to the large scale balance sheet and capital support that many of our clients need. Establishing Jefferies as a tier one investment bank has transformed our firm. As the following pages will show, we today rank fifth globally in advisory and ECM ahead of traditionally leading competitors such as Bank of America and Citigroup.

Overall, we are the world's sixth largest investment bank and we have achieved that through advising the world's largest companies and investors on their largest, most complex and most important assignments. Critically, we are conscious that Jefferies as a tier one firm is still a young franchise. That means that each day our team is in front of another CEO or board who has not known us historically or who still thinks of us as a US mid-market firm.

Typically, we wow and surprise them with our talent, breadth and capability. Winning more hearts and minds. These repetitions create a virtuous circle for our firm where each day, whether we win or lose, we show another important person what we can do further enhancing our brand and our probability of long-term success.

The manifestation of our investment is growth in market share. As you can see here, our market share this decade across M&A, ECM, and LevFin is approximately three times greater than any of our major competitors.

As you can see on this slide, ranked by publicly reported GAAP revenue, we are fifth both in global advisory and in global ECM. As you can see on the right hand side, our business is now bigger than both bank of America and Citigroup's despite each of them being two times our size or greater prior to our recent investment cycle. It's further worth noting that we have shrunk the gap or extended our lead relative to every competitor in the top 10 globally.

As John will touch on momentarily, our primary foundations are the depth of our talent and the breadth of our capabilities and global reach. We have built those over decades. In recent years a further important pillar has become our partnership with SMBC.

Establishing ourselves as a tier one franchise has been built on achieving leading market share in large cap, private equity, M&A, Corporate M&A, and active book run ECM. In each of these areas our partnership with SMBC has played a valuable role as capital support remains an important component in serving large cap clients. In this slide, for competitive reasons we aren't disclosing actual dollar values.

That said, to provide relative context, please note that the 2026 annualized column equates to many hundreds of millions of dollars. Our momentum with SMBC is accelerating and we expect it to do so further as our firms continue to come together, including with the launch of our Japan joint venture in January 2027, a market where SMBC has leading ECM market share which will further augment the strength of global Jefferies. Pete will touch on that further in his review of our equity franchise.

I'll now hand it over to John to discuss in more detail the pillars on which our franchise is built.

John Miller, Global Head of Investment Banking and Capital Markets

Thank you, Raph. Prior to 2019, we our investment banking franchise was built around providing superior advice and execution primarily to mid-market sell side M&A and ECM transactions with a focus on sponsors that was disproportionate to their share of the addressable market. This decade we've expanded our focus and broadened our offering, positioning Jefferies as a truly global best in class investment banking and capital markets firm.

Our most recent significant growth has been driven by keen focus and investment on our four key pillars. The first of which is mid-market sell-sides for private equity. Today, we cover over 900 sponsors globally representing collectively 85% of the total PE M&A TAM and, within that, sponsor sell-side activity for transactions less than a billion dollars in enterprise value represents about a fifth of the total sponsors sell-side M&A TAM.

Believing that there was more for us to do, our team doubled down on our efforts in the in the middle market and set goals to broaden and deepen our coverage to drive an accretion in share, results have been encouraging. From a seventh ranked position back in 2019, we've nearly doubled our share to 7.5% of all sponsor sell-side assignments for less than a billion dollars and today, we rank second in this important part of the market, a result that we are indeed very proud of.

With the continued evolution of our franchise, a natural pillar for us to focus on has been Large Cap Private Equity M&A which we define as advisory transactions that are in excess of a billion dollars in enterprise value. Having been the largest and fastest growing swath of the sponsor M&A TAM, this segment of the market is up 2.4 times since 2019 and today comprises 55% or thereabouts of the total sponsor M&A TAM.

With immense client targeting and focus, Jefferies has grown share and rank here from an 8th ranked position in 2019 to a 3rd ranked position today. Having gained 340 basis points in share during that time, we currently enjoy a 7.4% share.

As Dealogic substantiates share accretion and TAM growth have driven a 4.45 times revenue growth for us with this opportunity set since 2019 and though we're pleased and proud of our progress to date across the sponsor M&A TAM, material upside remains. Thematic to these first two pillars is the immense investment that we've made to build out our private capital advisory business where today we have over 150 bankers globally and are a clear market leader in advising on and delivering best in class execution for customers continuation vehicles or CVs.

So too, our PCA team raises primary funds for PE and is a leader in placing secondary LP interest to provide liquidity for investors in these funds. We stood up our CV business formally in 2022 and today enjoy a market share in excess of 20% and are a very clear top two player in this critically strategic space globally where we expect transaction value to hit a record $250 billion for the industry this year.

Today it's very common for us to evaluate alternatives for our clients inclusive of a prospective IPO, an M&A sell-side assignment or a CV and the inclusion of this strategic arrow in our quiver affords true differentiation relative to many, if not most of our competitors.

Over the past decade, the M&A TAM for our industry has generally evidenced a 70/30 split whereby corporates drive 70% of the activity with private equity accounting for the balance.

It's noteworthy that the corporate M&A opportunity set skews generally more aggressively towards larger transactions with higher associated fees, and it should therefore come as no surprise that our focus on corporate client targeting and accountability has been an area of intense interest for us. Though tremendous upside remains, we're pleased by the progress we've achieved in this critical accomplishment in recent years.

Large cap corporate M&A, again defined to include transactions greater than a billion dollars in enterprise value, comprises about 65% of the total corporate M&A TAM and has grown about 85% since 2019. Here we've picked up 240 basis points in share and migrated our league table standing from 18th to 8th since 2019.

Progress in lifting our corporate M&A presence reflects a multi-year strategy driven by methodical client targeting and account planning, augmented most recently by scaled lending afforded by our SMBC partnership. Steadfast investment in best in class talent that we've showcased at this very meeting in recent years has enhanced our human capital to create a more relevant and impactful value proposition for our clients and provided foundational strengths we've honed our collective client coverage plans across every product, industry and region on a truly global basis.

So too, we've been methodical in our focus on our fourth pillar which is our global ECM franchise where we've evidenced material share accretion across every region of our business. In 2019, Jefferies ranked 8th with a 2.6% share of all global ECM activity and held a top five position in only the biopharma space where we ranked third with an 8% share.

In the years since, we've lifted our gain materially in ECM and on a year to date basis are up in share and rank in about 70% of the ECM TAM globally. Today we rank sixth globally with a 5.3% share, having gained 270 basis points and two notches in ranking and within that our biopharma position has moved from third to first. Today we enjoy a 14.4% share of BioPharma ECM having gained 640 basis points in share.

More broadly, beyond our commanding leadership position in BioPharma, we hold comfortably a top five or better ECM share position in three of our industry groups in addition to BioPharma, again up from only one which was the BioPharma space in 2019. Consistent with our success in driving large cap M&A origination, we're very proud of our progress in playing book running roles in 12 out of 17 IPOs greater than a billion dollars that have occurred in the US year to date.

As has been the case, broadly demonstrated progress in growing our ECM franchise reflects the manifestation of our targeted headcount investment in recent years coupled with the implementation of intense global client targeting and planning and close coordination and collaboration with our partners at SMBC. Since 2019 we've invested methodically in the expansion of our global product offering.

We've attracted truly best in class talent and then synthesize and mobilize a team against a disciplined client strategy that has evidenced results across every product, every industry and every region in which we compete. We're up in share, we're up in rank and we're inspired to deliver for our clients, for our shareholders and for each other.

These results have been driven by leveraging and furthering strength in our mid-market private equity sell-side business playing up in the attainment of a greater share of larger cap sponsor M&A growing our corporate M&A where we have historically under-punched our capabilities and driving our ECM presence across each region and industry Group.

Notwithstanding a 2026 global TAM about 15% lower than the industry's high water mark in 2021 we've delivered a comparable revenue outcome delivered by share accretion and associated rank improvement. Though we've accomplished much in recent years, we've got much more to play for and we very much look forward to posting you in coming years on our continued progress. And with that I'm going to turn it over to Pete to review our incredible growing equities business. Pete, over to you.

Pete Forlenza, Global Head of Equities

Thank you, John. Institutional equities, like the broader investment banking industry has seen significant consolidation over the last few decades. This has afforded Jefferies the opportunity to achieve a market leading position with global scale across equity research and sales and trading. 2026 Has indeed been a breakout year for us, confirming that our multi-year investment has paid off. You'll see highlighted here record annual results and profitability.

Underpinning these results are continued momentum in our core cash and electronic businesses, diversified growth and strategic growth opportunities that we've seen particularly in prime services and equity derivative solutions. We've also seen margin expansion and progress throughout these businesses. Let's look at driving this execution.

Over the last four years we've communicated a consistent strategy to drive growth. We've executed on that strategy with measurable impact.

Firstly, we've grown our existing businesses and continued to globalize the franchise. We've expanded our TAM by building client encouraged higher value and margin businesses. And we've continued our market share gains in our core sales and trading businesses around the globe. Let's see how we've done.

1. Continue to grow and globalize. Our international revenue is now 44% of our sales and trading revenue up from 34% in 2019. This has enabled us to deepen and broaden our client footprint. You can see across our top 250 clients we are truly global partner.

The last few years I've stood at this podium and discussed that Jefferies had a growing TAM that we were going to play for, particularly in Prime Services and derivatives. If you see our Prime Services balances have grown by more than fourfold over the last four years and our derivatives business has grown by fivefold. This is a banking aligned strategic equity solutions business. We are very selective on what fits us.

Continue share gains. Brian's talked about it, Rich has talked about it. We continue to gain share in virtually every market around the globe. Rich and Brian talked about step changes and you can see that we've had these step changes and that we're excited that we have further growth ahead of us across all these long-standing initiatives.

You've heard a bit about our opportunity in Prime Services and what I would tell you is the pure scale of what I would describe platform hedge funds and their need for more financing counterparties has aligned with our increased importance across advisory, particularly research and sales and trading. We have an opportunity to evaluate the clients that fit us in this business. Derivatives, another step you'll see going forward will grow in tandem with our investment banking footprint.

And I'm excited to say that we'll be launching our Asian derivatives equity strategic solutions business in 2027. Cash and electronic trading. This is a business particularly on the electronic side that is one of scale and sophistication. And there are truly, I would say only six or seven firms that can play this at the highest level and we're one of them. Clients need this global scale.

They need advanced and robust trading technologies and this is driving that consolidation across the business and into these six or seven brokers.

Finally, let me speak a bit about the joint venture we're going to be launching or I would really call it a new business for us – combination of business in Japan. We will combining the Jefferies Japanese equity business with the equity business of SMBC Nikko into a new business: SMBC Nikko Jefferies.

The creation of this business comes at a time of increasing interest in Japanese equities from global fund managers. SMBC Nikko brings a leading ECM franchise that Raph and John mentioned that will be enhanced by Jefferies global sector expertise and significant distribution channels into global fund managers.

SMBC Nikko's top ranked equity Japanese equity research teams will collaborate with Jefferies global research analysts driving further value to investors in Japanese equities and solidify Jefferies standing as one of the industry's most valued research providers. Jefferies’ industry leading trading technologies will be embedded into this business aligning with SMBC Nikko's leading market share amongst Japanese domestic investors and Jefferies’ penetration with global investors.

Jefferies will bring deliberative solution capabilities to both issuer and investor clients in Japanese equities. Our goal is simply to be the number one Japanese equity business in the industry. And I would say, I'm just back from a week in Japan and I can tell you there is great, great excitement amongst both issuer and investor clients for this joint venture and with that I will turn it over to Fred Jallot.

Frederic Jallot, Global Head of Fixed Income

Thank you, Pete. Good morning, everybody. We have spent more than 10 years’ operating stable, durable and consistent fixed income business. We serve our clients specifically on our asset class of expertise. We are disciplined on risk, on capital, and on liquidity. This has helped us deliver relatively stable revenues over the years. As Brian mentioned, we expect to grow as we build on our current product strength but also maximize our synergy with our investment banking partners.

The last two years have been more subdued for our business. However, financing has become more competitive for corporates, for governments and for municipalities. After a year of a more benign environment, borrowers now need more sophisticated and more multidimensional financing strategies and this plays to our strengths. Our teams are senior, they're experienced, they're creative, and they are incredibly well connected.

Jefferies’ top management understands our business in detail and together they give us practical market insight, world-class distribution, which allows us to drive actionable solutions for our clients. At the center of our franchise is our expertise in sub-investment grade credit. These are exactly the companies that need solutions as financing market becomes more and more competitive.

We cover the full spectrum - leveraged loan, high yield bond, private credit, CLO special situation structured solution and distressed debt. In this space, we focus on the full range of capital market solutions, primary underwriting, secondary trading and, of course, all that supported by a differentiated research franchise.

We use the same model focused on content and relationship for our other key businesses: U.S. municipal asset-based finance, consumer securitization, emerging market and our growing investment grade trading and private placement business.

At the other end of the spectrum, our quantitative research team works very closely with our electronic trading team to continuously improve our systematic trading capabilities and reduce execution costs.

Finally, we are also rapidly deploying AI across the whole platform as Matt was mentioning, using both internally developed solution, but also externally built tools. We're having early successes in risk management, in efficiency, in marketing insight and quality of client service.

The strength of our franchise is reflected in independent client surveys. For the last seven consecutive years, Jefferies’ Fixed Income has been ranked top three dealer for best net positive business momentum in global G10 credit.

This measures whether clients expect to do more business with a dealer going forward. We rank strongly in key specific areas that the clients care about across our businesses. In primary leveraged finance, fixed income and investment banking, we are working closely together to deliver financing solutions primarily to our financing sponsor clients.

In US Leveraged Loan Trading, Jefferies ranked between number two and number [five] for sales coverage intensity, most helpful traders, understanding and anticipating client needs, market share and market penetration. In US high yield algorithmic and portfolio trading, we rank number five year to date in market share.

CLOs are also a critical part of the leveraged finance franchise. They account for approximately 60 to 70% of leveraged loan demand which is financing the private equity industry. In EMEA as CLO, we have ranked number one for the last five years for market share and in each of these years we have been named EMEA CLO Bank of the Year. In US CLO, we rank number one for overall quality of service and number six by deal count year to date.

Finally, distressed debt and specialty situations are core to our leveraged finance franchise. We help companies and investors navigate restructuring, liquidity needs and complex or time sensitive situations. Again, we do this through structuring, underwriting, exceptional market access and secondary trading. In the current environment, we expect demand for these capabilities to increase. In US Distressed, clients ranked Jefferies between number one and number four for best sales representative, most helpful traders for anticipating and understanding clients need, first call for confidential trade, best trade idea and best research and strategy.

Together with investment banking, we continue to invest in our global leveraged finance franchise. Over the last two years we have made key hires in debt capital market, in trading, in sales, in research, including multiple hire at the senior management level both in the US and in EMEA.

And now turning to emerging markets. Emerging market trading requires strong local relationships on the ground, intelligence and differentiated insight. It also requires the ability to provide liquidity in real time across many geographies and across many markets. We rank number one in Latin America for best trade ideas. We also rank number two for most intense sales coverage and again understanding and anticipating client needs. Globally, we rank number two in emerging market for most helpful research analysts.

Turning to asset-based finance and consumer securitization, these give companies alternative source of funding. Structured finance can often be more efficient than traditional financing and also give investors access to differentiated credit exposure. This financing tool can be used across many industries.

For example, we are involved in arranging and in distributing financing in energy, in tech, infrastructure, intellectual property, home services, education, consumer financing or restaurant chains. In this area, Fixed Income and Investment Banking are already working closely together to provide clients with a full suite of services.

And finally, US Municipal. US Municipal is a distinct and increasingly important part of our franchise. We cover public sector entities who serve our communities across the US and institutional clients. A year ago, we hired our new head of sales and trading with the goal of increasing our relevance and revenues in the space. During the recent week of heightened market volatilities, we've reached secondary daily market share above 10% on multiple days with high profitability.

In primary DCM market, and in close collaboration with our investment banking municipal team, we ranked number four year to date with 201 transactions. Examples of this transaction include serving as left lead on the $2.7 billion financing of LAX Airport and the $2.3 billion financing of New York City.

In conclusion, and to summarize, clients increasingly need financing solutions that span public and private market.

They need more certainty, they need more speed and they need more creativity that plays directly to our strengths. Deep relationships, market insight, agility, sound judgment and a collaborative mindset are becoming more and more valuable. These qualities are central to the way Jefferies operates. Our Fixed Income franchise has a foundation to perform today. But more importantly, and as Brian was mentioning earlier, it has the foundation to grow in relevance and in revenues.

We will do this through organic growth of our current product, through improved synergy with Fixed Income, and more importantly, a deeper strategic alignment with our investment banking partners. When we help clients solve their complex challenges, we often become their long-term partners. We will remain disciplined and we will stay focused on our areas of expertise. Thank you all. And now I will leave you with Nick Daraviras who will speak about our asset management division. Thank you.

Nicholas Daraviras, Co-President of Leucadia Asset Management

Thank you, Fred. I will be providing an overview of the Asset Management activities at Jefferies. Over the past 12 months, we have greatly simplified the organization allowing us to focus on our core strengths and alignment with the greater firm. We'll go deeper into each of the silos I have outlined here on the coming pages.

But to give you a brief description, with the pending completion of the acquisition of 50% of Hildene and its acquisition of SILAC, we are adding a well-established structured and asset backed credit manager and an affiliated fixed index annuities underwriter.

In the second column, you see Jefferies Credit Partners which rolls up into Jefferies Finance, our 50/50 joint venture with MassMutual. This is a private credit manager with expertise in sponsor backed direct lending and it offers this through a range of investments vehicles.

And lastly, we have our predominantly revenue share interests in a number of alternative asset managers with the majority of the capital in multi manager, multi strat platforms, and alternative credit managers.

We recently announced the formation of Jefferies Asset Management, a consolidated marketing effort.

This brings together the business development efforts from Jefferies Credit Partners and Leucadia Asset Management to create one enhanced team. This team has roughly 55 people and has united and aligned goals and clear direction in its priorities. This is consistent with what I described earlier, and we believe it enhances our reach into institutional and high net worth investors across hedge funds, private credit and insurance solutions and clearly credit will be a particular focus.

This creates a single touch point for delivering investment solutions to our global customer base and it allows for rationalization and cost benefits and puts all our products under one global brand. I'd also mention that this allows for centralized oversight on a risk management perspective and overall greater coordination.

I mentioned earlier the pending acquisition of 50% of Hildene and its acquisition via certain vehicles that it manages of SILAC.

Hildene is a structured credit manager with extensive experience in asset backed products. We initially entered into a strategic relationship with Hildene in 2022. Given the success of that relationship and the trust that we developed with the management team, we were well positioned to consider the acquisition of a larger interest and to support the acquisition of SILAC.

To give a little more background, we initially backed Hildene in its launch of certain asset-backed private credit offerings as well as its reinsurance platform. Today, Hildene manages over $18 billion across numerous vehicles and it's got expertise in trust Preferreds, CDOs, ABS, MBS and has a real focus on reinsurance solutions and including a managed reinsurance, excuse me, insurance solutions with a managed reinsurance vehicle.

It also holds a preferred in SILAC that afforded it a board seat and positioned it well to consider the acquisition of SILAC when that company was put up for sale. A little more background – SILAC is an originator of fixed indexed annuities with core distribution strength in the RIA channel. We believe with additional access to capital and enhancements to its management team that SILAC can continue to grow and serve its policyholders.

We will be investing $340 million of new capital into this transaction, all of which has been funded through reductions in the LAM portfolio. Given the scale, and this is a point that Rich and Brian and Matt all mentioned earlier, given the scale and nature of the Hildene and SILAC business, we expect more consistent and predictable earnings that will increase overall firm ROE.

On this slide, I give a few highlights on Jefferies Credit Partners, the asset management offering of Jefferies Finance. It has a truly unique sourcing advantage given its relationship with the investment bank. The group has a particular focus on sponsor backed loans which are managed through traditional commingled funds, SMAs, CLOs and BDC.

JCP has a 20-year history in this market. It's delivered consistent positive results with low losses and today manages roughly 20 billion across its various vehicles.

And lastly on this slide, I just wanted to show the fundraising momentum that we've had across the platform, despite market and other challenges. In private credit via the team that is now part of Jefferies Asset management, JCP raised $3.5 billion new capital that does not include another $5 billion that was raised through other sources into the JCP products. And that really shows the strength of that platform and its investor relations.

We also assisted the other alternative asset managers on our platform to raise $3.5 billion in new capital. And again, this is the portion raised just by our team. That new capital was really driven by gains at some of our larger managers, affiliate managers such as Schonfeld, Dymon Asia, and FourSixThree.

We continue to see interest in these strategies and believe that the formation of Jefferies Asset Management will only aid in our ability to help them grow at the appropriate pace. And with that I'll turn it back.

Rich Handler, CEO

We're all open for questions – anybody on the team, as well as Brian and myself. And please just identify yourself first and where you work.

Brennan Hawken – BMO Capital Markets

You got it Rich. Brennan Hawken from BMO Capital Markets. Thanks for doing this again. It's always great to touch base. You made a comment about FICC needing through 2027 to get sorted out fully. Before you are confident to get the revenues growing again, could you maybe give us a better understanding about what is driving that extended time frame and what drives the confidence in getting the revenues going again?

Brian Friedman, President

Yeah, I like to spend a minute on how we look at our capital markets businesses in the context of investment banking. First of all, if you look at the numbers that were put up, I think we showed 910 in revenue last year and I think something like 801 or so in trailing twelve. In that trailing twelve, I would add back – and you can actually get this out of the last three 10-Qs, but you have to read them all – you would add back approximately $60 million, which was the negative revenue, the losses associated with MFS. So, you know, first of all, our secondary business, and that's the next point, which is that our publicly disclosed accounting fixed income and equities businesses is not the way we look at our business. It is only the secondary business.

So, what you're seeing in 20 in the trailing 12 of ‘26 versus the ‘25 is effectively a decline from a hair over 900 to about 840 or you know, about a 6% decline, 6% or 7%, which to me is not material.

What's not present in those numbers is all of our leverage finance CLO ABS origination revenue and municipal revenue, all of which are effectively part of our fixed income activity and get captured in investment banking the same way that our ECM primary numbers are captured 100% in the reported investment banking. When, if you looked at our businesses internally, you would see a very different approach. We allocate these fairly between the two.

So, first of all, we don't see 2027 as a necessary transitional year in fixed income. We see a likelihood that if all else is system reasonable, in 2027, we will see an increase in our leverage finance origination business, we will see an increase in our ABS business. We hope to continue to strengthen our municipal business. And overall, we see upside. We're hedging a little bit not to make great promises because frankly, we don't need great promises from fixed income to move greater Jefferies.

We're moving greater Jefferies off of the larger numbers that are present in the overall investment banking, which again includes equity and fixed income origination related businesses in the growth in our equities business, particularly off of derivatives and prime brokerage. So, you know, we're not trying to signal any issue at all. In fact, to the contrary, if you add back the MFS, there's not a whole lot to talk about on the downside in our fixed income, it's gotten way, way too much attention. People garbled into that earlier this year when we went out of the business of outsourced trading of fixed income, a mighty six figure business that had one person in it, it was an effort where we have a closer to nine figure business in equity outsourced trading. There was an effort to see if we can originate some on the fixed income. Turned out we couldn't and we moved on. So much too much ado about nothing on fixed income from our point of view.

Rich Handler, CEO

The only thing I would add is one of the reasons why this firm has grown so well is our diversified and integrated platform: equity, fixed income, research. All those are big reasons why this bank has grown so well. And to have that full-service capability to be able to service clients across the spectrum of products and services and geographies. This really is one firm and it's all integrated, and that's why you see us gaining market share.

Madeleine Hines – Millennium

Thanks a lot guys. Madeline Hines from Millennium. In the presentation you guys gave incremental disclosure on segment pre-tax income. So, I think the stats were last 12 months for investment banking, capital markets was 16% pre-tax operating margin, versus the firm at 13%. So, it seems like the asset management business has been a drag. So, my question is, what is the return target for the asset management business and why is this a good use of firm capital?

Brian Friedman, President

The drag there was in Point Bonita and one-offs. It's not in the go-forward business, particularly as we move the capital to Hildene, that will come the other way. Secondly, the Tessellis and Stratos are a not insignificant portion of that difference. We're not giving you narrow numbers on it, but you can guesstimate something not insignificant for Stratos and Tessellis, a little something for Point Bonita, and odds and ends. And that explains most of that. So, we do not see a negative ROTCE in asset management. and we see a meaningful increment coming from the flip of the capital toward Hildene. So when you look at 2027, we would see a dramatic move in that number.

Rich Handler, CEO

I think it's important to note that we're building a company, and if you look at all of our various businesses over the course of the decades, everything takes a little bit longer. There's always some missteps along the way.

There's always challenges of getting critical mass and we're not immune from any of those. And if you look at, we had it in investment banking, we had it in equity, we've had it in fixed income and we clearly have had it in asset management.

I think the thing to do is to focus on what Nick went through, the simplified, straightforward three buckets that we have right now, now, all which are very positive, more predictable, we are more focused, we learn from our mistakes and we're pretty bullish on the business going forward. We're not going to over promise. As we always do, we never over promise. We’ll basically let the business speak for itself.

And I think you'll see, especially once we bring Hildene into the full picture of it with the valuable stakes that we have in the third party partners that we have, as well as the fact that, you know, the Mass Mutual, that whole business is a very strong business. All three of those are in solid shape right now. And this has been a year of transition. As we said earlier in the year, we will absorb this transition, but we're pretty bullish on what we have going forward.

Chris Kotowski – Oppenheimer

Hi, Chris Kotowski from Oppenheimer. You've always had kind of a very compact balance sheet relative to, you know, the bulge bracket peers. And I'm wondering, as you drive more into prime brokerage and derivatives, what's your tolerance for expanding the balance sheet? And how do you view, how do you measure risk management in prime brokerage? Because I mean, it's a relatively small universe of prime customers. And how would you give us confidence around like concentration limits per exposure, things like that?

Pete Forlenza – Global Head of Equities

So Chris, let’s talk about the prime brokerage business here. You talked about a small amount of customers, but what you actually see is those customers run very diversified portfolios. So I don't think the risk is really what you're implying. I don't want to quote it, but we do actually every day look at how long it would take to liquidate the entire book. And I can tell you that we're very comfortable with where that is.

But I will also say this. If you look at the journey of the Jefferies Prime Services business, we started a decade ago and we were servicing very small accounts kind of as a mini prime. We then went after and we were the second or third prime for what I would call emerging managers. Today, we're a great prime brokerage partner for emerging managers, but now we're being invited in by larger clients who run more diversified portfolios where we get netting. So the risk is not really kind of what I think you're implying. That's our prime brokerage business. And I said in my remarks, we go after what fits us.

Rich Handler, CEO

And meaning what fits us is highly liquid portfolios with names that we know that there's true liquidity in, and not putting excess leverage on it.

Brian Friedman, President

I would also note that we do not intend to have open-ended growth in our balance sheet. We will have modest growth in our balance sheet. The overriding single commitment there will be to this prime brokerage opportunity. And we are exploring ways to potentially work with others so that we can grow this business a bit faster, but not on just our own bottom. So, we're very conscious of the growth in the balance sheet and we're not looking to see our leverage ratios change meaningfully.

Steve Fullerton – Millennium

Steve Fullerton, Millennium thank you guys for doing this. Congrats on the Hildene / SILAC transaction. Can you just flesh out SILAC? How you can catalyze greater fixed index annuity sales? And then in the top-down strategy - is this to replicate something like Apollo / Athene or what's the overarching strategy here?

Brian Friedman, President

I don't think we'd be so bold as to say we're replicating anything remotely that scale. The answer is that we are expecting to complete the regulatory process soon and close the transaction. We always intended that there would be a period of time where we would take actions inside of SILAC to strengthen the company before we see it grow. So, growth is a year or two away and it will be also in reasonable scale to what's there today, not some dramatic growth.

So, we're starting with about a $10 billion base and I think in the most recent 12 months I'm looking at Nick [Nick Daraviras, Co-Head of Asset Management], the new policies was about $2 billion? Yeah, $2.0 to $2.5 billion. So, you're not going to see that rocketing even to $20 billion very rapidly. It'll be a very slow trajectory that we will get comfortable with the business, and we will both get comfortable with the systems and some improvements that we intend to make.

We also hope to see the rating on the company improve as the new management takes over. So as all of that comes together, the growth will accelerate – but it's a couple of years out.

James Yaro – Goldman Sachs

James Yaro, Goldman Sachs. Could you just help us think about what the durable equities revenue run rate is? Do you think that the roughly $600 million quarterly run rate is sustainable or were there any one time type items this year that may have impacted the profile of business?

Brian Friedman, President

There's no one-time items in there. If you look at the numbers we showed, there's been particularly growth over these last five years in our cash and electronics business outside the United States. We've grown in the U.S., but we've grown even more dramatically outside of the U.S. On top of that our corporate derivatives business, while it's had a good couple of periods, we think it is still relatively early and small to what it can be. And for sure, as we've been talking about our prime brokerage has upside.

I'm also going to come back and mention the Japanese joint venture. We will be seeing our share of the bottom line. We won't be seeing the revenue directly coming into our P&Ls, but over several years that should become a meaningful contributor.

Rich Handler, CEO

All that being said, it's been a relatively good period for equities except for the last few weeks or so. So, there is some market dependency in aggregate for everyone in the business.

Brennan Hawken – BMO Capital Markets

Thanks. Brennan Hawken again. Couple questions on expenses and leverage. You spoke to the comp leverage, so it'd be great to get a sense for timing and magnitude, understanding that it's of course revenue dependent. And for non-comp leverage, why focus on excluding volume driven costs? It feels a little like me saying [excluding] my male pattern baldness, I'd have an amazing hairline. Isn't that just sort of part of the deal?

Rich Handler, CEO

The problem is you can't affect it. Like your baldness, you can't affect that – it's all based on volume. [laughter]

Matt Larson, CFO

Brennan, I think the intention was to, when you look at the structure of our business – and the size and scale of our equities business, particularly around cash and electronic flow – it's just that that proportion of BC&E related costs is such a meaningful portion of our overall non-comp that it sort of distorts ratios when you're comparing. And if you're looking to compare, to other industry participants, et cetera, it's just that that's such a large scale of that overall number.

It's just my view, our view of, it gives a better sense of what kind of non-comp expenses are driving our sort of overall baseline, if you will. I would love to see those costs increase dramatically on BC&E because it would be related to the corresponding revenue. So that's the intent. I think for comp leverage – and I'll let Rich and Brian chime in – I think we've never committed to a specific ratio at any point in time.

What we have said, and what I've mentioned over the course of time, is that the really intense period of hiring, that John and others spoke about in terms of investment banking, came with a pretty steep investment cost. The way that that translates in terms of our numbers, really kind of hits on an amortization period over a number of years at which 2026 is really that kind of peak point.

And so if you were to compare – if you had the exact same profile of revenues next year as you do this year, everything else was the same – you would be getting comp leverage. Now, I can't predict what next year will be in terms of revenues, et cetera, but on a like-for-like basis, we should be making that turn.

James Yaro – Goldman Sachs

James Yaro, Goldman Sachs. Could you just update us on the moving pieces of the investment banking outlook? And then specifically, if you just focus on the impact of higher rates on the sponsor franchise, and whether and in what parts of the franchise, there could be an effect?

Rich Handler, CEO

On the sponsor side, I think it's important to note that we were predominantly a sponsor driven investment bank and our growth has come despite the fact that the sponsor community has generally been relatively inactive for a lot of reasons.

I think one of the reasons that will hopefully make them more active is there's a lot of pressure right now on valuations in terms of what the equities are worth, what private debt are worth, and that clarity of valuations should force more activity despite higher interest rates. So, I think it'll be more, we're more optimistic on activity in the sponsor group going forward, but we'll see if that plays out.

From the investment banking climate right now, clearly there's a lot of noise – there's wars, there's elections, there's oil – there's just a lot of noise in the marketplace right now. I would say our banking backlogs are extremely high, extremely high, and very robust and broad across the board.

And obviously there's backlog and [then] there's execution. Thus far there have been a couple of things that have been pulled here and there on the margin, but it feels like there's still a lot of momentum – and it's a combination of market share growth, our global footprint, [and] the fact that the quality of the deals that we're working on are deals that should get done. So, we're still relatively optimistic about it. There's no doubt there's a lot of noise right now.

Brennan Hawken – BMO Capital Markets

Thanks, third time's a charm. So we talked a bit about the resilience in the equities business – James [Yaro, Goldman Sachs] asked about it a couple minutes ago – Was curious about when you think about financing, and like what portion of the revenue there that has gone from and gotten to.

Because I'm with you, the risk given what you're doing I think is very well understood and contained, but there's a sort of component of resilience to those financing revenues that I think might be underappreciated and an expansion in the relationships when you grow those financing businesses. So, could you speak to maybe some of those trends?

Rich Handler, CEO

Brian, you can add to this. What I see in our equity business is – because of the breadth of the scope of the business geographically, the quality of our research, our quality of execution and electronics – people want to have their balances with us because they want a more strategic partnership globally. And you see that both on the largest multi managers [and] you see it on the largest loan only accounts on rebalancing days. There's only a handful of firms on the planet who can actually handle that kind of execution on a quality matter.

So I think the prime brokerage – yes, [while] it can come and go in terms of balances – there's a strategic reason why people are coming to us. There are other large banks and we're actually offering something that's very unique and very positive.

Pete, do you want to add to it?

Pete Forlenza – Global Head of Equities

[Answers off mic for first half of answer] There's a halo effect to when you're priming someone. So obviously that's very positive percentage of our revenue. It’s very stable revenues at this point. They're liquid highly collateralized assets with a halo effect which should give us a base of stable recurring revenues and equities. I’ll rely on our Chief Financial Officer to disclose…

Brian Friedman, President

In the future, it will be disclosed. I think the one thing that's worth saying is that, as we indicated on the slides we have – I think we're saying – a 5.3% market share and we don't have 2% of the financing market. So, you know, and, and, and I'm overstating it by using two.

So, there's lots of upside for us on the financing, staying within the box that we want to stay in, which is that the financing revenue that's coming our way is not necessarily narrowly financing reward, but rather reward for our overall relationship. You know, leading research, access, everything else that we provide. We see this almost as a catch up again. A catch up that's going to happen over time.

It's not going to be rapid or necessarily unduly, out of sync, but we see a lot of opportunity for growth here. And yeah, it's very stable.

James Yaro – Goldman Sachs

Could you just walk through your Radiant World exposure at this point in terms of risk and the collateral against that? And then maybe if you could contextualize the – I guess the risk of potential charges and legal risk?

Brian Friedman, President

I think that there's been disclosures to the effect that the total exposure approaches $500 million, that a relatively modest portion of that is for the account of Jefferies. The rest is for the account of the other investors in the fund. We have not reserved for it because we believe that we're going to be successful in collecting it. And we are pursuing it, as you've seen, aggressively, including getting a worldwide freeze on their assets.

And there's been suggestion in the court that there's reason to believe that Radiant World and Sapphire, as well as the one or two parties that have been intricately involved with them, will be good for the funds. We'll see.

Connell Schmitz – Morgan Stanley

Hey, thanks. Connell Schmitz from Morgan Stanley. You spoke to the ramp in the Hildene related earnings profile. Looking out into next year, can you just give us a sense of, you know, what type of durable, normalized revenue base you expect from that business on the go forward, looking at over the next couple of years?

Brian Friedman, President

We're thinking of how to say this without saying it. So, the answer is that, as Nick indicated, we're going to be investing a further $340 million. We would expect to see on that a return that is more than competitive with our overall return.

Rich Handler, CEO

That's exactly what I was going to say. We think it will be accretive to our – the rest of our businesses.

Connell Schmitz – Morgan Stanley

Got it. I guess just relatedly, like, thanks for having everyone here today. Given all of your market share gains discussed today, and, you know, you've grown to a $10 billion market cap. Have you reconsidered doing a quarterly earnings call to keep this conversation going on a more regular basis?

Rich Handler, CEO

I'll just say we're always available to keep every conversation going. And I don't think you'll find a management team that's more responsive to any questions from any of our shareholders or potential shareholders or analysts or rating agencies. Quite honestly, we have had, you know, speaking for myself, I've had 48 quarterly earnings calls from 2000 to 2012. They weren't super productive, to be honest with you. We are very transparent.

I think the analysts who cover us, you can tell by the closeness to earnings estimates that they all seem to hit. I think they pretty much have a good picture because we're so transparent. And never say never, but we tend to want to focus on our business and build and we're always available and transparent for anybody who wants to talk to us. As long as the window's open for us to talk to you.

Connell Schmitz – Morgan Stanley

 Thanks.

Rich Handler, CEO

Kurt?

Kurt Feuerman – Alliance Bernstein

Kurt Feuerman, Alliance Bernstein. Don't do the quarterly conference calls.

Rich Handler, CEO

He calls me. He calls me every day, by the way. [laughter]

Kurt Feuerman – Alliance Bernstein

Sorry to focus on the short term instead of the long term, but your stock's down 3% today. And the scuttlebutt is because Brian said that the asset management issues are mostly behind us. Everything I heard today sounds really positive. Do you have any – do you want to offer some qualitative comments on the market fixation on your asset management issues right now?

Rich Handler, CEO

I think the best way to answer that question is in the last two and a half weeks, we bought [approximately 2.7] million shares in, okay? If we thought we weren't much closer to the end and more optimistic about our asset management platform, I think we would have waited.

Kurt Feuerman – Alliance Bernstein

It might be helpful to put a how many shares are outstanding in your 8-K? Or maybe, well…

Rich Handler, CEO

Assume fully diluted there's 250 million shares outstanding. And, you know, to return $925 million worth of dividends and capital on a $10 billion company in the year where quite frankly, we've been in the press more than we'd wanted to be and had a reasonable but not outstanding IRR in terms of return on tangible equity and create a business that's now $8.5 billion with the best revenues. Our stock says we're idiots, okay? And the only thing we can do is not promote it. But if it's attractive, we'll buy it.

Kurt Feuerman – Alliance Bernstein

Okay, thanks a lot. It sounds great.

Rich Handler, CEO

We're not going to end on us being idiots, are we? [laughter]

Mike Sharp, General Counsel

Only one online question right now, and it's: Given that there has been increased scrutiny and risk concerned on AI and data center financing through infrastructure funds and CLOs, how significant is the firm's exposure to this space?

Rich Handler, CEO

We are strong proponents of it all, but we do not have meaningful exposure anywhere.

Mike Sharp, General Counsel

No other questions here.

Brian Friedman, President

Last chance [for questions] in the room.

Rich Handler, CEO

Oh, here we go. [points to audience]

Brennan Hawken – BMO Capital Markets

Hey, thanks. On the investment banking managing directors, can you just give an update on the percent of those MDs that are ramping? And then within Private Capital advisory, you mentioned 150 professionals and you're number two in the space. Can you just give a mark-to-market as to how that's grown over the past year?

John Miller, Global Head of Investment Banking and Capital Markets

I can take the PCA question. So, the comment I made specifically was that we stood the business up formally in 2022 and that today we have somewhere in excess of 20% market share in that business, by our measure it's more like 24%. The reality is that we've essentially made no material senior hiring in that business since 2023 or 4. We've added a few managing directors, but we literally stood that business up in ‘22. And everything we've done for the most part has been organic since then.

I would say an extraordinary business there. And I am biased for, for sure, but we compete very aggressively and win more often than not.

Raphael Bejarano, Global Head of Investment Banking and Capital Markets

In regards to the first part of your question, in prior years we've shown a slide at this Investor Day, which bridges the beginning of the period number of investment banking manager directors. We show the number of hires, we show the number of net internal promotes and that of anybody who's left. And that gave a very clear picture to a period of accelerated growth following the COVID boom. This was in the period, especially in ‘22 and ‘23 and then leading into 2024.

There's a bunch in the public around this over the past couple of years. In 2025 and 2026, the number of new MD investment banking recruits has been very small. It's really been rifle shot, oftentimes very impactful people. But as Rich and Brian described earlier, we leaned in and took advantage of a period of dislocation, which is frankly the period when really talented people are available, not buried in doing deals for clients and typically more minded to make a change.

The net of that is that the vast bulk of our managing directors have been at Jefferies working as MDs for a couple of years plus and therefore are meaningfully ramped. Now within that, clearly there are certain segments and sectors and parts of the world that have a high degree of activity. And within that, as is always the case, there are sectors and segments that are going through comparative periods, comparatively slow periods.

But the vast preponderance of the team have been with us and at the firm and fully integrating now over a year or several years.

Rich Handler, CEO

I would just add that the quality of the bankers that we have, their revenue capability keeps growing as they stay with us longer. Their client base gets to know us. A successful transaction begets more successful transactions. They get to understand the whole firm. And so, it's a very positive trajectory. The hard part is getting them in and then integrating them. And then it takes time and then they wind up contributing to the success that you're seeing.

Mike Sharp, General Counsel

A few other online questions just popped in. One is from Akhil Bhatia at Cinctive Capital. They want to thank you for your time. And you mentioned that the IB pipelines are very strong. What level of interest rates do things start to slow down?

Brian Friedman, President

We don't think it's in the current range, but as you break through here – if you break through here – then it could absolutely have an impact on the business. But within bounds, where we are now, is not narrowly standing in the way of our activity levels.

Mike Sharp, General Counsel

Next question is from Steven Towns, long term shareholder at Uguisu Research. He appreciates you continuing to repurchase shares. Can you comment on HomeFed's progress or outlook?

Brian Friedman, President

HomeFed continues to make progress. The limitation is that the sales of home sites and particularly the maturation of the developed multifamily is a little bit lumpy. So, we can go some number of quarters without having a meaningful contribution and then have an outsized contribution. For now, that is what it is.

Mike Sharp, General Counsel

Next question is from David Jiang at PGIM. Can you reiterate your balance sheet leverage you intend to run with the business going forward? Used to be about 10x.

Rich Handler, CEO

We have not changed our desire to go anywhere even close to where the rating agencies, you know, have, you know, feel incredibly well comfortable with us. So, we don't push the bounds. We're not looking to push the bounds. We don't need to push the bounds. And we work very closely with the rating agencies.

Mike Sharp, General Counsel

No further questions.

Connell Schmitz – Morgan Stanley

So you're saying that double digit ROTE is achievable. Your proxy states that 10% is now the target. Does double digits assume an above trend environment or something change in the business since February that makes you think double digits is achievable through the cycle?

Rich Handler, CEO

I think, you know, we've said we're already at 13% and we are in our minds with no promises heading to mid-teens return tangible equity. I think that's what we've said to people.

Chris Kotowski – Oppenheimer

Yeah, you said last year, you think in terms of decades, you know, and you guys are kind of in my age group now and –

Rich Handler, CEO

Chris, you're a young guy. What are you talking about? [laughter]

Chris Kotowski – Oppenheimer

And I guess I'm thinking like if you think a decade ahead, you know, what, what should Jefferies look like? Should it be part of a bigger entity? Should it be on its own? Are there, you know, how should we think about the decade ahead?

Rich Handler, CEO

I think you should think about it the way we think about it. We are building our company to be the best independent full service global investment bank. That's not going to change today or 10 years from today. We picked remarkably good strategic partners who have helped us along the way, punch above our weight and use a lot of their capabilities to complement our strategic, you know, unique abilities to serve clients.

We're a public company. You can never say anything. That's the way the public companies work. But, you know, we have someone who owns 20% of us that we're very happy with. MassMutual owns a good chunk of us. As I said, I think you'll see us continue to work together, particularly with SMBC going forward. The joint venture is just the early stages of what could be a template for much more work together. And we're just going to be committed to building the best company we could build.

We've exhausted everybody. Maybe in closing, we are really excited about this Company, we're excited about our market position, we're excited about our clients, we're excited about our people. We've never been this close to what we deem a real, real success. And we also understand that it's just still the beginning of a long process for us. We're committed to it.

The management team that you saw today is working hand in glove with [approximately] 6,500 people around the globe. I believe we are going to continue to gain market share. We'll grow. No one's perfect. We’ll have mistakes. But the fact is, we learn from our mistakes. We're committed to fixing them. And if you look across banking, equities, fixed income and asset management, we're proud of all of them. They're all part of this unified structure. And I think we're going to build all four of those businesses going forward. So, Brian, you want to add anything with that? Thank you all. Really appreciate it.

[End]